Exhibit 99.1

Centerview Partners LLC 31 West 52nd Street New York, NY 10019 November 1, 2022

The Board of Directors
Shift Technologies, Inc.
290 Division Street, Suite 400
San Francisco, CA 94103

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 9, 2022, to the Board of Directors of Shift Technologies, Inc. (“Shift”) as Annex C to, and reference to such opinion letter under the headings “Summary – Opinion of Shift’s Financial Advisor”, “The Merger – Background of the Merger”, “The Merger – Shift’s Reasons for the Merger and Recommendation of the Shift Board” and “The Merger – Opinion of Shift’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger transaction involving Shift and CarLotz, Inc., which joint proxy statement/prospectus forms a part of Amendment No. 2 to the registration statement on Form S-4 of Shift (the “Registration Statement”).

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC

31 WEST 52ND STREET, 22ND FLOOR, NEW YORK, NY 10019
PHONE: (212) 380-2650    FAX: (212) 380-2651    WWW.CENTERVIEWPARTNERS.COM
NEW YORK • LONDON • PARIS • SAN FRANCISCO • PALO ALTO • LOS ANGELES

NEW YORK • LONDON • PARIS • SAN FRANCISCO • PALO ALTO • LOS ANGELES